Exhibit 99.1

For Immediate Release                                For further information contact:
Shellie Maitre
Talmer Bank and Trust
248-498-2858
smaitre@talmerbank.com

TALMER BANCORP, INC. ANNOUNCES EARLY TERMINATION OF
FDIC LOSS SHARE AGREEMENTS AND WARRANT

Troy, MI December 28, 2015 --- Talmer Bancorp, Inc. (“Company”) (Nasdaq: TLMR) today announced that its wholly-owned bank subsidiary, Talmer Bank and Trust (“Talmer”), has entered into an agreement with the Federal Deposit Insurance Corporation (the “FDIC”) that terminates Talmer’s loss share agreements with the FDIC. Talmer entered into the loss share agreements with the FDIC in 2010 and 2011 in connection with its acquisition of assets and assumption of liabilities of four failed banks from the FDIC, as receiver. The Company and the FDIC also agreed to terminate the warrant to purchase 390,000 shares of Talmer’s common stock issued to the FDIC in connection with its first acquisition from the FDIC. Under the early termination agreement, Talmer paid $11.7 million to the FDIC as consideration for the early termination of the loss share agreements, and under the warrant termination agreement, the Company paid $4.6 million to the FDIC as consideration to terminate all outstanding warrants.

The early loss share termination and warrant termination will result in a one-time after-tax charge of approximately $13.9 million, or $0.20 per diluted average share, during the fourth quarter of 2015, resulting from the write-off of the remaining FDIC indemnification asset and FDIC receivable, totaling $33.2 million at September 30, 2015, the $16.2 million total payment to the FDIC, partially offset by the release of both the FDIC warrant payable and FDIC clawback liability, totaling $31.8 million at September 30, 2015. In addition, the early termination eliminates further negative accretion on the FDIC indemnification asset, which totaled $26.4 million for the year ended December 31, 2014 and $22.2 million for the nine months ended September 30, 2015. As a result of the settlement being completed in the fourth quarter, there will be no negative accretion of FDIC indemnification asset reflected in our income statement for the fourth quarter of 2015. The third quarter negative accretion on the FDIC indemnification asset was $4.4 million. Additionally, Talmer will reclassify covered loans, which had a balance of $186.6 million as of September 30, 2015, to uncovered loans, and will reclassify covered other real estate, which had a balance of $5.6 million as of September 30, 2015, to uncovered other real estate.

“We are pleased to have reached an agreement with the FDIC that is a mutually beneficial conclusion to our partnership with the FDIC with respect to our failed bank acquisitions. We view this transaction as a sound financial decision, as our one-time termination expenses will be offset by the elimination of both future negative accretion of the FDIC indemnification asset and loss share administration costs, with an anticipated tangible book value earn-back period of approximately five quarters and the elimination of outstanding warrants from our capital structure. Other additional benefits of loss share termination will include the greater financial transparency and comparability to our peers,” commented David T. Provost, President and Chief Executive Officer of Talmer Bancorp.

The termination of the FDIC loss share agreements has no impact on the yield of the formerly covered loans, which have now been reclassified as uncovered loans. All rights and obligations of the parties under the loss share agreements will be eliminated under the early termination agreement. Talmer will now recognize entirely all future charge-offs, recoveries, gains, losses and expenses related to the former covered assets, as the FDIC will no longer be sharing in such amounts. While Talmer expects that its future earnings will be positively impacted by recovering amounts greater than the carrying value of the previously covered assets, such earnings could also be negatively impacted by the recognition of losses and expenses that would have otherwise been covered under the loss share agreements.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust. Talmer Bank and Trust operates through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland, and Nevada, and offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include statements regarding our belief that this transaction is a prudent use of our capital, our expected earn back period and future earnings performance related to the termination of loss share agreements, including our expectation that future earnings will be positively impacted by recovering amounts greater than the carrying value of the previously covered assets. These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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